EXHIBIT 27



                       Executive Officers and Directors
                                      of
                            DLJ Capital Corporation


               The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Corporation ("DLJCC") and their business addresses and principal occupations are set forth below. Each Director's or Executive Officer's business address is that of DLJCC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCC and each individual is a United States citizen.

Name, Business Address          Present Principal Occupation
- ----------------------          ----------------------------

* Richard E. Kroon              President and Chief Executive Officer

* Anthony F. Daddino            Vice President; Executive Vice President and
                                Chief Financial Officer, Donaldson, Lufkin
                                & Jenrette, Inc.

* Thomas E. Siegler             Secretary and Treasurer, Senior Vice
                                President and Secretary, Donaldson, Lufkin
                                & Jenrette, Inc.
_____________________
* Director